BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JANUARY 31, 2018

1.            Date, Time and Place: Meeting held on January 31, 2018, at 9:00 am, by conference call.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of Company’s Bylaws considering the presence of the totality of the members of the Board of Directors: Mr. Abilio dos Santos Diniz (“Mr. Abilio Diniz”), Mrs. Flavia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Aurélio Drummond Jr. (“Mr. José Drummond”), Mr. José Carlos Reis de Magalhães Neto (“Mr. José Magalhães”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Marcos Guimarães Grasso (“Mr. Marcos Grasso”), Mr. Walter Fontana Filho (“Mr. Water Fontana”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.            Agenda: (i) Hiring of Meijburg & Co. Tax Lawyers (KPMG Netherlands).

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following resolutions were taken:

5.1.     Hiring of Meijburg & Co. Tax Lawyers (KPMG Netherlands). The members of the Board of Directors, by unanimous votes of the present members, considering the favorable recommendation of the Statutory Audit Committee, in accordance with Article 23, item (viiii) of the Company’s Bylaws, approved the hiring of the company Meijburg & Co Tax Lawyers (KPMG Netherlands) for the preparation of the applications for refund of import tax overpaid in the years of 2004, 2005 and 2006 on salted chicken products.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

Extract of the Minutes of the Ordinary Meeting of the Board of Directors held on January 31, 2018

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JANUARY 31, 2018

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 19 and 20, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, January 31, 2018

Larissa Brack Secretary

Extract of the Minutes of the Ordinary Meeting of the Board of Directors held on January 31, 2018